Exhibit 99.1

Forward Industries Announces Letter of Intent to Acquire SkyAI, Inc. (SKYA)

AUSTIN, TX, June 15, 2026 (GLOBE NEWSWIRE) – Forward Industries, Inc. (NASDAQ: FWDI) today confirms that it made a non-binding proposal to the Board of Directors of SkyAI, Inc. regarding an all-stock business combination under which SKYA stockholders would receive 0.367 newly-issued shares of Forward common stock for each share of SKYA common stock, representing a premium of approximately 20% to SKYA’s closing share price of $1.29 on the day immediately preceding the date of our proposal, or $1.55 per share. SKYA did not respond to the proposal by its expiration at the close of business on Friday, June 12, 2026. We are disappointed and surprised by the lack of response from the SKYA team and strongly believe that engaging in discussions with Forward is in the best interest of both SKYA and its shareholders.

Why Forward exists

Forward was built to advance Solana and to create value for our shareholders by offering a differentiated public-markets vehicle for exposure to SOL and the growth of the Solana ecosystem. Since launching our treasury strategy in September 2025, we have assembled the largest Solana treasury in the world, staked the majority of our SOL to our high-performance validator infrastructure, launched fwdSOL as a liquid staking token, and begun deploying capital directly into Solana protocols as an investor and liquidity provider. Forward is taking a first principles approach to fulfilling its long-term vision of becoming the Berkshire Hathaway of Solana while simultaneously reaching our short and medium-term goal of compounding SOL per share materially faster than the SOL staking rate and pushing the Solana ecosystem forward as a whole.

Why we approached SKYA

SKYA’s recent pivot toward AI appears to represent a significant departure from the Company’s historical strategy at a time when shareholders have already endured substantial value destruction. Despite the strategic shift, the market has continued to assign a deeply discounted valuation to the business, reflecting investor skepticism regarding the ability of the Company’s new direction to generate sustainable growth and shareholder returns as a standalone entity.

We believe a combination with FWDI offers a compelling alternative path forward. FWDI has established itself as a leading institutional Solana treasury platform with a clearly defined capital allocation framework, access to growth capital, and a strategy centered on increasing intrinsic value on a per-share basis. A transaction would provide SKYA shareholders with exposure to a differentiated digital asset treasury model, enhanced liquidity, greater institutional relevance, and participation in a larger, better-capitalized platform positioned to benefit from the continued growth of the Solana ecosystem.

We believe SKYA shareholders deserve the opportunity to be a part of the strategy and vision that they originally underwrote and to do so with a platform that has a proven strategy, stronger market positioning, and a clear roadmap for long-term value creation.

We made this proposal because we believe Forward is a strong partner for SKYA and its shareholders. We believe our capital structure, our scale as the largest Solana treasury, and our access to capital position us to realize and sustain the value embedded in SKYA more effectively than the company can on a standalone basis. Our proposal was designed to deliver SKYA stockholders a meaningful premium to recent trading levels, alongside continued — and we believe more liquid — exposure to Solana through Forward shares, backed by a leadership team with a demonstrated track record of execution and the support of leading operators in the digital asset industry, including Galaxy Digital and Jump Crypto.

1

Most importantly, we believe this combination would have advanced a mission SKYA and Forward share: accelerating the growth of the Solana ecosystem and creating durable value for the stockholders of both companies, for the builders and developers who power the network, and for the holders of SOL.

“SKYA trades at a significant discount to the net asset value of its treasury and its recent AI pivot has only exacerbated that discount with its shares meaningfully underperforming both SOL and its treasury-company peers since their pivot,” said Ryan Navi, Chief Investment Officer of Forward Industries. “In the current market environment, it can be difficult for subscale treasury companies to perform when high relative fixed operating costs cause meaningfully lower yields and negative cash flows which continue to erode shareholder value. Forward’s scale, strong balance sheet, and access to capital are precisely what a company in SKYA’s position needs to deliver on the vision it originally promised its shareholders.”

Forward-Looking Statements

Certain statements in these materials constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements relating to Forward Industries’ indicative, non-binding proposal to SkyAI, Inc. and any potential transaction therefrom. Each forward-looking statement contained in these materials is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, failure to realize the anticipated benefits of the proposed digital asset treasury strategy; changes in business, market, financial, political and regulatory conditions; risks relating to Forward Industries’ operations and business, including the highly volatile nature of the price of Solana and other cryptocurrencies; the risk that the price of Forward Industries’ common stock may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries and markets in which Forward Industries does and will operate (including the applicable digital assets market); risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes, as well as those risks and uncertainties identified in Forward Industries’ filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this document, and Forward Industries undertakes no obligation to update or revise any of these statements.

Media Contact

comms@forwardindustries.com

Investor Relations

Elevate IR

ir@forwardindustries.com

2